SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE
SECURITIES ACT OF 1933

InterContinental Hotels Group PLC

(Exact Name of Registrant as Specified in Its Charter)

England and Wales	Not Applicable
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification No.)

67 Alma Road
Windsor, Berkshire SL4 3HD
(Address of principal executive offices)

InterContinental Hotels Group Executive Share Option Plan
InterContinental Hotels Group Performance Restricted Share Plan
InterContinental Hotels Group Short Term Deferred Incentive Plan
InterContinental Hotels Group US Employee Stock Purchase Plan
(Full title of the plan)

Robert Jackman
InterContinental Hotels Group PLC
Three Ravinia Drive, Suite 100
Atlanta, Georgia 30346-2149
Tel: (770) 604-8177
(Name, Address and Telephone Number,
Including Area Code, of Agent For Service)

CALCULATION OF REGISTRATION FEE

Title of each		Proposed	Proposed
class of		maximum	maximum
securities	Amount	offering	aggregate	Amount of
to be	to be	price	offering	registration
registered	registered (1)	per unit (2)	price (2)	fee

Ordinary Shares, par value £6.25 per share (3)

InterContinental Hotels Group Executive Share Option Plan	4,000,000	$12.56	$50,240,000	$5,913

InterContinental Hotels Group Performance Restricted Share Plan	8,000,000	$12.56	$100,480,000	$11,827

InterContinental Hotels Group Short Term Deferred Incentive Plan	4,000,000	$12.56	$50,240,000	$5,913

InterContinental Hotels Group US Employee Stock Purchase Plan	7,000,000	$12.56	$87,920,000	$10,348

TOTAL	23,000,000			$34,001

(1)	The amount of Ordinary Shares being registered represents the maximum aggregate amount issuable to employees in the United States pursuant to the above-referenced plans (the “Plans”) of InterContinental Hotel Group PLC (the “Registrant” or the “Company”).

This Registration Statement on Form S-8 shall also cover any additional Ordinary Shares which become issuable under the Plans by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of outstanding Ordinary Shares of the Registrant.

(2)	Estimated solely for the purpose of determining the registration fee in accordance with Rule 457(h) under the Securities Act of 1933, as amended. The above calculation is based on (i) the middle market quotation for the Ordinary Shares on June 24, 2005 on the London Stock Exchange, and (ii) the noon buying rate in New York City for cable transfers in pounds sterling as certified for custom purposes by the Federal Reserve Bank of New York on June 24, 2005 of £1 = $1.82 .

(3)	The par value of each Ordinary Share will be reduced from £6.25 to 10 pence upon the Registrant’s reduction of capital, expected to become effective on June 30, 2005.

PART I
Item 1. Plan Information
Item 2. Registrant Information and Employee Plan Annual Information
PART II
Item 3. Incorporation of Documents by Reference
Item 4. Description of Securities
Item 5. Interests of Named Experts and Counsel
Item 6. Indemnification of Directors and Officers
Item 7. Exemption From Registration Claimed
Item 8. Exhibits
Item 9. Undertakings
SIGNATURES
Index to Exhibits
EX-3.1
EX-4.1
EX-4.2
EX-4.3
EX-4.4
EX-4.5
EX-5.1
EX-23.1

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information

     Omitted pursuant to the instructions and provisions of Form S-8.

Item 2. Registrant Information and Employee Plan Annual Information

     Omitted pursuant to the instructions and provisions of Form S-8.

PART II

INFORMATION REQUIRED IN THE
REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The reports listed below have been filed with or furnished to the Commission by the Registrant, and are incorporated herein by reference to the extent not superseded by documents or reports subsequently filed or furnished:

(a)(1)	Parts 1 and 3 of the Registrant’s Listing Particulars, dated May 3, 2005, containing financial information and other materials information regarding InterContinental Hotels Group PLC, furnished to the Commission under cover of a Form 6-K by InterContinental Hotels Group PLC on May 4, 2005;

(2)	The Annual Report for InterContinental Hotels Group PLC on Form 20-F for the fiscal year ended December 31, 2004, filed with the Commission on May 3, 2005;

(b)(1)	Form 6-K, dated May 26, 2005, furnished to the Commission by InterContinental Hotels Group PLC, enclosing Supplementary Listing Particulars relating to the Registrant;

(2)	Form 6-K, dated June 27, 2005, furnished to the Commission by the Registrant, enclosing a press release announcing the results of the scheme of arrangement; and

(c)	The description of the Registrant’s ordinary shares of £6.25 each and American Depositary Shares (“ADSs”) each representing one Ordinary Share of £6.25 each evidenced by American Depositary Receipts (“ADRs”) and contained in the Registrant’s Registration Statement on Form F-6, as filed with the Commission on June 3, 2005.

In addition, all filings on Form 20-F filed by the Registrant pursuant to the Securities Exchange Act of 1934 after the date of this Registration Statement and prior to the termination of the distribution contemplated hereby are incorporated by reference in this Registration Statement from the date of filing such documents or reports. Also, to the extent designated therein, Reports on Form 6-K filed or furnished by the Registrant after the date hereof and prior to the termination of the distribution contemplated hereby are incorporated by reference in this Registration Statement from the date of filing or furnishing such documents or reports.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of the post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in the registration statement and to be part thereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

None.

Item 6. Indemnification of Directors and Officers

Article 158.1 of the Registrant’s Articles of Association provides:

“Subject to the provisions of, and so far as may be permitted by and consistent with, the Statutes, every Director and officer of the Company shall be indemnified by the Company out of its own funds against (a) any liability incurred by or attaching to him in connection with any negligence, default, breach of duty or breach of trust by him in relation to the Company in the actual or purported execution and/or discharge of his duties and/or the exercise or purported exercise of his powers other than (i) any liability to the Company or any associated company (as defined in Section 309A(6) of the Act) and (ii) any liability of the kind referred to in Sections 309B(3) or (4) of the Act; and (b) any other liability incurred by or attaching to him in the actual or purported execution and/or discharge of his duties and/or the exercise or purported exercise of his powers and/or otherwise in relation to or in connection with his duties, powers or office. Such indemnity shall extend to liabilities arising after a person ceases to be a Director or an officer of the Company in respect of acts or omissions while he was a Director or an officer if such acts or omissions would have been indemnified had the relevant person remained a Director or officer, as the case may be. Where a Director or officer is indemnified against any liability in accordance with this paragraph 158.1, such indemnity shall extend to all costs, charges, losses, expenses and liabilities incurred by him in relation thereto.”

Article 158.2 of the Registrant’s Articles of Association provides:

“Without prejudice to paragraph 158.1 above, the Directors shall have power to purchase and maintain insurance for or for the benefit of (i) any person who is or was at any time a Director or officer of any Relevant Company (as defined in paragraph 158.3 below), or (ii) any person who is or was at any time a trustee of any pension fund or employees’ share scheme in which employees of any Relevant Company are interested, including (without prejudice to the generality of the foregoing) insurance against any liability incurred by or attaching to him in respect of any act or omission in the actual or purported execution and/or discharge of his duties and/or in the exercise or purported exercise of his powers and/or otherwise in relation to his duties, powers or offices in relation to any Relevant Company, or any such pension fund or employees’ share scheme (and all costs, charges, losses, expenses and liabilities incurred by him in relation thereto).”

Article 158.3 of the Registrant’s Articles of Association provides:

“For the purpose of paragraph 158.2 above, “Relevant Company” shall mean the Company, any holding company of the Company or any other body, whether or not incorporated, in which the Company or such holding company or any of the predecessors of the Company or of such holding company has or had any interest whether direct or indirect or which is in any way allied to or associated with the Company, or any subsidiary undertaking of the Company or of such other body.”

Article 158.4 of the Registrant’s Articles of Association provides:

“Subject to the provisions of and so far as may be permitted by the Statutes, the Company (i) may provide any current or former Director or officer with funds to meet expenditure incurred or to be incurred by him in defending any criminal or civil proceedings which relate to anything done or omitted or alleged to have been done or omitted by him as such a Director or officer of the Company in the actual or purported execution and/or discharge of his duties and/or the exercise or purported exercise of his powers or in connection with any application under the provisions mentioned in Section 337A(2) of the Act and (ii) may do anything to enable a Director or officer to avoid incurring such expenditure, but so that the terms set out in Section 337A(4) of the Act shall apply to any such provision of funds or other things done provided that, for the purpose of this paragraph 158.4, references to “director” in Section 337A(4) of the Act shall be deemed to include references to a former Director or a current or former officer of the Company.”

Section 309A of the Companies Act 1985 provides:

(1)	This section applies in relation to any liability attaching to a director of a company in connection with any negligence, default, breach of duty or breach of trust by him in relation to the company.

(2)	Any provision which purports to exempt (to any extent) a director of a company from any liability within subsection (1) is void.

(3)	Any provision by which a company directly or indirectly provides (to any extent) an indemnity for a director of –

(a)	the company, or

(b)	an associated company,

against any liability within subsection (1) is void

This is subject to subsections (4) and (5).

(4)	Subsection (3) does not apply to a qualifying third party indemnity provision (see section 309B(1)).

(5)	Subsection (3) does not prevent a company from purchasing and maintaining for a director of –

(a)	the company, or

(b)	an associated company,

insurance against any liability within subsection (1).

(6)	In this section –

“associated company”, in relation to a company (“C”), means a company which is C’s subsidiary, or C’s holding company or a subsidiary of C’s holding company;

“provision” means a provision of any nature, whether or not it is contained in a company’s articles or in any contract with a company.

Section 309B of the Companies Act 1985 provides:

(1)	For the purposes of section 309A(4) a provision is a qualifying third party indemnity provision if it is a provision such as is mentioned in section 309A(3) in relation to which conditions A to C below are satisfied.

(2)	Condition A is that the provision does not provide any indemnity against any liability incurred by the director –

(a)	to the company, or

(b)	to any associated company.

(3)	Condition B is that the provision does not provide any indemnity against any liability incurred by the director to pay –

(a)	a fine imposed in criminal proceedings, or

(b)	a sum payable to a regulatory authority by way of a penalty in respect of noncompliance with any requirement of a regulatory nature (however arising).

(4)	Condition C is that the provision does not provide any indemnity against any liability incurred by the director –

(a)	in defending any criminal proceedings in which he is convicted, or

(b)	in defending any civil proceedings brought by the company, or an associated company, in which judgment is given against him, or

(c)	in connection with any application under any of the following provisions in which the court refuses to grant him relief, namely –

(i)	section 144(3) or (4) (acquisition of shares by innocent nominee), or

(ii)	section 727 (general power to grant relief in case of honest and reasonable conduct).

(5)	In paragraph (a), (b) or (c) of subsection (4) the reference to any such conviction, judgment or refusal of relief is a reference to one that has become final.

(6)	For the purposes of subsection (5) a conviction, judgment or refusal of relief becomes final –

(a)	if not appealed against, at the end of the period for bringing an appeal, or

(b)	if appealed against, at the time when the appeal (or any further appeal) is disposed of.

(7)	An appeal is disposed of –

(a)	if it is determined and the period for bringing any further appeal has ended, or

(b)	if it is abandoned or otherwise ceases to have effect.

(8)	In this section “associated company” and “provision” have the same meaning as in section 309A.

Section 309C of the Companies Act 1985 provides:

(1)	Subsections (2) and (3) impose disclosure requirements in relation to a directors’ report under section 234 in respect of a financial year.

(2)	If –

(a)	at the time when the report is approved under section 234A, any qualifying third party indemnity provision (whether made by the company or otherwise) is in force for the benefit of one or more directors of the company, or

(b)	at any time during the financial year, any such provision was in force for the benefit of one or more persons who were then directors of the company,

the report must state that any such provision is or (as the case may be) was so in force.

(3)	If the company has made a qualifying third party indemnity provision and –

(a)	at the time when the report is approved under section 234A, any qualifying third party indemnity provision made by the company is in force for the benefit of one or more directors of an associated company, or

(b)	at any time during the financial year, any such provision was in force for the benefit of one or more persons who were then directors of an associated company,

the report must state that any such provision is or (as the case may be) was so in force.

(4)	Subsection (5) applies where a company has made a qualifying third party indemnity provision for the benefit of a director of the company or of an associated company.

(5)	Section 318 shall apply to –

(a)	the company, and

(b)	if the director is a director of an associated company, the associated company,

as if a copy of the provision, or (if it is not in writing) a memorandum setting out its terms, were included in the list of documents in section 318(1).

(6)	In this section –

“associated company” and “provision” have the same meaning as in section 309A; and

“qualifying third party indemnity provision” has the meaning given by section 309B(1).

Section 337A of the Companies Act 1985 provides:

(1)	A company is not prohibited by section 330 from doing anything to provide a director with funds to meet expenditure incurred or to be incurred by him –

(a)	in defending any criminal or civil proceedings, or

(b)	in connection with any application under any of the provisions mentioned in subsection (2).

(2)	The provisions are –

section 144(3) and (4) (acquisition of shares by innocent nominee), and section 727 (general power to grant relief in case of honest and reasonable conduct).

(3)	Nor does section 330 prohibit a company from doing anything to enable a director to avoid incurring such expenditure.

(4)	Subsections (1) and (3) only apply to a loan or other thing done as mentioned in those subsections if the terms on which it is made or done will result in the loan falling to be repaid, or any liability of the company under any transaction connected with the thing in question falling to be discharged, not later than –

(a)	in the event of the director being convicted in the proceedings, the date when the conviction becomes final,

(b)	in the event of judgment being given against him in the proceedings, the date when the judgment becomes final, or

(c)	in the event of the court refusing to grant him relief on the application, the date when the refusal of relief becomes final.

(5)	For the purposes of subsection (4) a conviction, judgment or refusal of relief becomes final –

(a)	if not appealed against, at the end of the period for bringing an appeal, or

(b)	if appealed against, at the time when the appeal (or any further appeal) is disposed of.

(6)	An appeal is disposed of –

(a)	if it is determined and the period for bringing any further appeal has ended, or

(b)	if it is abandoned or otherwise ceases to have effect.

Section 727 of the Companies Act 1985 provides:

(1)	If in any proceedings for negligence, default, breach of duty or breach of trust against an officer of a company or a person employed by a company as auditor (whether he is or is not an officer of the company) it appears to the court hearing the case that that officer or person is or may be liable in respect of the negligence, default, breach of duty or breach of trust, but that he has acted honestly and reasonably, and that having regard to all the circumstances of the case (including those connected with his appointment) he ought fairly to be excused for the negligence, default, breach of duty or breach of trust, that court may relieve him, either wholly or partly, from his liability on such terms as it thinks fit.

(2)	If any such officer or person as above-mentioned has reason to apprehend that any claim will or might be made against him in respect of any negligence, default, breach of duty or breach of trust, he may apply to the court for relief; and the court on the application has the same power to relieve him under this section as it would have had if it had been a court before which proceedings against that person for negligence, default, breach of duty or breach of trust had been brought.

(3)	Where a case to which subsection (1) applies is being tried by a judge with a jury, the judge, after hearing the evidence, may, if he is satisfied that the defendant or defender ought in pursuance of that subsection to be relieved either in whole or in part from the liability sought to be enforced against him, withdraw the case in whole or in part from the jury and forthwith direct judgment to be entered for the defendant or defender on such terms as to costs or otherwise as the judge may think proper.

Item 7. Exemption From Registration Claimed

Not applicable.

Item 8. Exhibits

The following are filed as exhibits to this registration statement:

3.1	Memorandum and Articles of Association.

4.1	Specimen share certificate for the Registrant’s Ordinary Shares of 10 pence each.

4.2	Rules of the InterContinental Hotels Group Executive Share Option Plan.

4.3	Rules of the InterContinental Hotels Group Performance Restricted Share Plan

4.4	Rules of the InterContinental Hotels Group Short Term Deferred Incentive Plan.

4.5	Rules of the InterContinental Hotels Group US Employee Stock Purchase Plan.

5.1	Opinion of Linklaters, as to the validity of the securities being registered.

23.1	Consent of Ernst & Young LLP.

23.2	Consent of Linklaters (included in Exhibit 5 to this Registration Statement).

24.1	Power of Attorney (included on signature pages).

Item 9. Undertakings

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect of the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as the indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the question has already been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

            Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the city of London, England, on June 27, 2005.

InterContinental Hotels Group PLC (Registrant)

By:	/s/ Andrew Cosslett

Name: Title:	Andrew Cosslett Director

POWER OF ATTORNEY

            KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Richard Solomons, Richard Winter, Nicolette Henfrey and Catherine Springett, and each of them severally, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to do any and all things and execute any and all instruments that such attorney may deem necessary or advisable under the Securities Act of 1933 (the “Securities Act”), and any rules, regulations and requirements of the U.S. Securities and Exchange Commission (the “Commission”) in connection with the registration under the Securities Act of the Ordinary Shares of the Registrant, including specifically, but without limiting the generality of the foregoing, the power and authority to sign his name in his respective capacity as Member of the Board of Directors or Officer of the Registrant, this Registration Statement and/or such other form or forms as may be appropriate to be filed with the Commission as he may deem appropriate in respect of the Ordinary Shares of the Registrant, to any and all amendments, including post-effective amendments, to this Registration Statement and to any and all instruments and documents filed as part of or in connection with this Registration Statement and any and all amendments thereto, including post-effective amendments.

            Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities on June 27, 2005.

/s/ Andrew Cosslett

Andrew Cosslett	Robert C. Larson
Director and Chief Executive	Director
(Principal Executive Officer)

/s/ Richard Solomons	/s/ David Prosser

Richard Solomons	David Prosser
Director and Finance Director	Director
(Principal Financial and Accounting Officer)

/s/ David Webster	/s/ Sir Howard Stringer

David Webster	Sir Howard Stringer
Director	Director

/s/ Richard Hartman	/s/ David Kappler

Richard Hartman	David Kappler
Director	Director

/s/ Stevan Porter	/s/ Robert Jackman

Stevan Porter	Robert Jackman
Director	Agent for Service of Process and
Authorized Representative in the
United States of America

/s/ Ralph Kugler

Ralph Kugler
Director

Index to Exhibits

3.1	Memorandum and Articles of Association.

4.1	Specimen share certificate for the Registrant’s Ordinary Shares of 10 pence each.

4.2	Rules of the InterContinental Hotels Group Executive Share Option Plan.

4.3	Rules of the InterContinental Hotels Group Performance Restricted Share Plan.

4.4	Rules of the InterContinental Hotels Group Short Term Deferred Incentive Plan.

4.5	Rules of the InterContinental Hotels Group US Employee Stock Purchase Plan.

5.1	Opinion of Linklaters, as to the validity of the securities being registered.

23.1	Consent of Ernst & Young LLP.

23.2	Consent of Linklaters (included in Exhibit 5.1 to this Registration Statement).

24.1	Power of Attorney (included on signature pages).